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                                                                       Exhibit 4





                               AGREEMENT OF MERGER

         AGREEMENT OF MERGER, dated, this 19th day of July, 1996 pursuant to
Section 252 of the General Corporation Law of Delaware, between Dynamic International, Ltd, a Nevada corporation and Dynamic Classics, Ltd., a Delaware Corporation.
                  WITNESSETH that:
                  WHEREAS, all of the constituent corporations desire to merge into a single corporation;
                  NOW, THEREFORE, the corporations, parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:
         FIRST: Dynamic International, Ltd., hereby merges into itself Dynamic Classics, Ltd., and said Dynamic Classics, Ltd., shall be and hereby is merged into Dynamic International, Ltd., which shall be the surviving corporation.
         SECOND: The Certificate of Incorporation of Dynamic International, Ltd., as heretofore amended and as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger.
         THIRD: The manner of converting the outstanding shares of the capital stock of the surviving corporation shall be as follows:
                  (a) Each share of common stock of the surviving corporation, which shall be issued and outstanding on the effective date of this merger, shall remain issued and outstanding.


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                  (b) Each right to receive a share of common stock of the
merged corporation, pursuant to Order of the United States Bankruptcy Court for the Southern District of New York, dated May 23, 1996 (the "Order") in Case No. 95 B 43690 (PBA), which shall be outstanding on the effective date of this merger, and all rights in respect thereof shall forthwith be changed and converted into a right to receive one share of common stock of the surviving corporation.

                  (c) After the effective date of this merger, each holder of a right to receive shares of common stock of the merged corporation shall receive shares of common stock of the surviving corporation as provided for in the Order.

         FOURTH: The terms and conditions of the merger are as follows:

                  (a) The bylaws of the surviving corporation as they shall exist on the effective date of this merger shall be and remain the bylaws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

                  (b) The directors and officers of the surviving corporation shall continue in office until the next annual meeting of stockholders and until the successors shall have been elected and qualified.

                  (c) Upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of

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the merged corporation shall be transferred to, vested in and devolve upon the surviving corporation without further act or deed and all property, rights, and every other interest of the surviving corporation and the merged corporation shall be as effectively the property of the surviving corporation as they were of the surviving corporation and the merged corporation respectively. The merged corporation hereby agrees from time to time, as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the merged corporation and the proper officers and directors of the surviving corporation are fully authorized in the name of the merged corporation or otherwise to take any and all such action.

                  (d) The surviving corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Dynamic Classics, Ltd. as well as for enforcement of any obligation of the surviving corporation arising from the merger; and it does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Delaware is 52 Second Avenue, Brooklyn, New York 11215 until the surviving


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corporation shall have hereafter designated in writing to the said Secretary of
State a different address for such purpose. Service of such process may be made by personally delivering to and leaving with the Secretary of State of Delaware duplicate copies of such process, one of which copies the Secretary of State of Delaware shall forthwith send by registered mail to said Dynamic International, Ltd. at the above address.

         IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolution adopted by their respective Boards of Directors have caused these presents to be executed by the President of each party hereto as the respective act, deed and agreement of each said corporations, on this 19th day of July, 1996.

                                     DYNAMIC CLASSICS, LTD.



                                     By  /s/
                                       -----------------------------------
                                     Marvin Cooper, President


                                     DYNAMIC INTERNATIONAL, LTD.


                                     By  /s/
                                        ----------------------------------
                                     Marton Grossman, President


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